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                                                                    EXHIBIT 12.1

SYNOVUS FINANCIAL CORP.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                  YEAR ENDED DECEMBER 31,                               THREE MONTHS ENDED MARCH 31,
                        ---------------------------------------------------------------------------    ----------------------------
                           2000             2001           2002            2003            2004            2004             2005
                        -----------     -----------     -----------     -----------     -----------    ------------     -----------

Income before
  income taxes          411,734,817     489,993,498     563,880,329     611,500,823     689,281,312     164,542,303     185,616,607
Minority interest
  in TSYS                16,495,347      19,858,610      23,649,044      26,972,059      28,724,215       6,248,688       8,831,926
Total fixed
  charges including
  interest on deposits  540,647,519     506,132,824     342,266,283     304,217,869     304,784,274      68,455,071     106,016,078
                        -----------     -----------     -----------     -----------     -----------     -----------     -----------

Total                   968,877,683   1,015,984,932     929,795,657     942,690,751   1,022,789,801     239,246,061     300,464,611
                        ===========   =============     ===========     ===========   =============     ===========     ===========

Divided by
  fixed charges
  including interest
  on deposits                   179%            201%            272%            310%            336%            349%            283%
                        ===========   =============     ===========     ===========   =============     ===========     ===========

Income before
  income taxes          411,734,817     489,993,498     563,880,329     611,500,823     689,281,312     164,542,303     185,616,607
Minority interest
  in TSYS                16,495,347      19,858,610      23,649,044      26,972,059      28,724,215       6,248,688       8,831,926
Total fixed charges
  excluding interest
  on deposits           120,475,320     101,472,585      81,610,534      86,657,053      88,499,955      20,492,143      28,496,760
                        -----------     -----------     -----------     -----------     -----------     -----------     -----------

Total                   548,705,484     611,324,693     669,139,907     725,129,935     806,505,482     191,283,133     222,945,294
                        ===========   =============     ===========     ===========   =============     ===========     ===========

Divided by
  fixed charges
  excluding interest
  on deposits                   455%            602%            820%            837%            911%            933%            782%
                        ===========   =============     ===========     ===========   =============     ===========     ===========

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